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Exhibit 99.3

FOR IMMEDIATE RELEASE

NETZERO AND JUNO COMPLETE MERGER
CREATING UNITED ONLINE

Combination Unites Leaders in the Value Segment
of the Internet Access Market

    WESTLAKE VILLAGE, CALIF., September 25, 2001—NetZero, Inc. (Nasdaq: NZRO) and Juno Online Services, Inc. (Nasdaq: JWEB), two of the nation's leading Internet service providers (ISPs), today announced the completion of their merger to form a new public company, United Online, Inc. United Online now owns both of these popular consumer Internet brands, which on a combined basis as of June 30, 2001 reported more than 6.7 million active users in the United States and Canada, including approximately 1.1 million billable subscribers.

    The merger was finalized today following the approval by both companies' stockholders at their respective stockholder meetings. The new company, United Online, Inc., will begin trading tomorrow, September 26, 2001, on the Nasdaq National Market under the ticker symbol "UNTD."

    Based on unaudited, pro forma results for the quarter ended June 30, 2001, United Online's revenues totaled $41.3 million. Revenues from billable services accounted for 70% of total revenues, or $29.0 million, while the remaining $12.3 million came from various forms of advertising and electronic commerce. United Online's pro forma cash balances as of June 30, 2001 totaled $177 million, or $4.42 per share based on approximately 40 million shares of United Online common stock outstanding upon completion of the merger.  Management expects to incur restructuring and other transaction costs of between $20 million and $25 million as a result of the merger.

    "This merger establishes a new and more formidable player among the leaders in the ISP market," said Mark R. Goldston, chairman, chief executive officer and president of United Online. "In just a few years, NetZero and Juno have amassed millions of users, and we see significant opportunities ahead for United Online as consumers become increasingly aware that they can get high-quality Internet service for less than half the price of many of our major competitors.

    "This management team is focused on the opportunities afforded by merging these two outstanding companies," Goldston continued. "We recently announced that, beginning in October, NetZero's free service will be limited to 10 hours per household per month and will not be available in all areas, which we believe will decrease our free service costs. In addition, we believe the synergies resulting from the merger of NetZero and Juno will help to further reduce the per-user cost of our free and billable services. By continuing to offer cost-effective free Internet access while marketing an attractively priced, high-quality billable service, we believe we can increase billable services revenues while decreasing expenses. While we expect to continue to generate revenues from online advertising, our primary focus will be on billable services."

    "By combining two companies with similar product lines and coverage areas, there are several opportunities to reduce costs and create a single enterprise that is financially stronger and more efficient," said Charles S. Hilliard, United Online's chief financial officer. "Upon signing the merger agreement, we had already identified the major strengths and overlap between the two companies that we believe will generate efficiencies going forward, including the elimination of telecommunications infrastructure redundancies, consolidation of billing systems, and facilities and workforce rationalization. Now that the merger is completed, we will continue to evaluate opportunities to capitalize on these synergies while looking for additional ways to create value for our stockholders."

    "Juno has built an outstanding platform of users, technologies and assets that will benefit United Online going forward," Goldston added. "These achievements are reflective of a group of outstanding employees, spearheaded by CEO Charles Ardai and CFO Harshan Bhangdia. While Charles, Harshan and certain other members of the Juno team will not continue with the new enterprise, we at United

Online thank them for all of their efforts and wish them the best in their future endeavors. With respect to the many employees who will remain with Juno, I would like to welcome them to the United Online family."

Structure of the Merger

    Under the terms of the agreement, NetZero and Juno became wholly owned subsidiaries of United Online, Inc. All outstanding shares of both companies will be exchanged for shares of United Online in an all-stock transaction. NetZero stockholders will receive 0.2000 shares of United Online stock for each share of NetZero, and Juno stockholders will receive 0.3570 shares of United Online for each share of Juno. Immediately following the closing of the transaction, United Online had approximately 40 million shares of common stock outstanding.

Consumer Product Line

    United Online provides consumers with a high-quality Internet access that fits both their needs and their budgets. The company features two major brands of Internet access service—NetZero and Juno—which currently offer free, ad-supported Internet access and value-priced billable Internet access services on a monthly subscription basis.

    Both the NetZero and Juno Internet access plans offer consumers easy-to-use services and some of the best product offerings on the Internet. The pay Internet access services feature faster page-loads, no banner ad windows and are generally priced at less than half the cost of the standard service offerings from companies such as AOL, Earthlink and MSN. A user of one of the United Online services from NetZero or Juno will have the ability to exchange email with any other Internet user, use popular and widely available Instant Messaging programs such as those offered by AOL, Yahoo!, MSN and others, and access search engines, news and sports content and some of the best online shopping and financial services available.

Advertising Opportunities

    United Online gives advertisers and sponsors various ways to get their messages to the mass Web audiences of both Juno and NetZero. Products offered include a broad range of state-of-the-art targeting techniques for online advertising, email campaigns, start page placements, channel sponsorship opportunities and the ability to run full-motion video commercials online through NZTV.

    In addition, United Online can provide advertisers with sophisticated market research capabilities through NetZero's CyberTarget Division. With access to millions of NetZero and Juno users, CyberTarget can produce real-time market research in an Internet environment that few others can replicate. More information about CyberTarget can be found at www.cybertarget.com.

About United Online

    United Online is a leading nationwide Internet Service Provider (ISP). The company commenced operations in September 2001 as the result of its acquisition of NetZero and Juno Online Services—two of the leading Internet access brands in the United States and Canada. Through its subsidiaries, United Online offers both free and value-priced Internet access services in more than 5,000 cities. The company is headquartered in Westlake Village, California, with offices in New York City and Hyderabad, India. United Online's common stock will be traded on the Nasdaq National Market under the ticker symbol "UNTD."

    For more information about United Online and its Internet access services, please visit www.unitedonline.net

    Active users are defined as all registered user accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statement. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to successfully integrate the NetZero and Juno businesses; unexpected costs related to the merger or integration of the NetZero and Juno businesses; failure of anticipated synergies to materialize; uncertainty of the business model and limited operating history; inability to manage growth or expenses, maintain the quality of the services or achieve profitability; failure of the current free user base to migrate to billable services; potential duplication between user bases; increased competition and its effects on pricing, spending, third-party relationships, the subscriber base and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology and content providers; inability to generate advertising or fee-based revenues and to decrease telecommunications costs; inability to retain key personnel of NetZero or Juno; inability to maintain or grow the United Online subscriber base; inability to develop, market and sell new products and services; and potential delays, bugs or other problems associated with new products. United Online's business will be subject to the risks inherent in each of Juno's and NetZero's existing businesses. More information about potential factors that could affect the combined company's business and financial results is included in United Online's registration statement on Form S-4, NetZero's most recent Form 10-K and Juno's most recent Form 10-Q and other filings with the Securities and Exchange Commission (http://www.sec.gov) including (without limitation) information under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

    NetZero®, Defenders of the Free World®, the NetZero logo, zCast™, NZTV™, CyberTarget™, CyberYield™ and The ZeroPort™ are trademarks of NetZero, Inc. Juno® is a trademark of Juno Online Services, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Press Contacts:

Liz Gengl
NetZero, Inc.
805-418-2076
egengl@corp.netzero.net

Peter Delgrosso
NetZero, Inc.
805/418-2388
pdelgrosso@corp.netzero.net

Investor Contact:
Brent Zimmerman
NetZero, Inc.
877/280-6380
investor@corp.netzero.net

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Exhibit 99.3
NETZERO AND JUNO COMPLETE MERGER CREATING UNITED ONLINE